Exhibit 99.1 - Earnings Release – Fourth fiscal quarter ended September 30, 2012.
201 N. Harrison St.
Davenport, IA 52801
lee.net

NEWS RELEASE

Lee Enterprises reports results for fourth quarter

DAVENPORT, Iowa (November 12, 2012) — Lee Enterprises, Incorporated (NYSE: LEE) reported today a loss of 15 cents per diluted common share for its fourth fiscal quarter ended September 30, 2012, compared with a loss of 20 cents a year ago. Excluding unusual matters, adjusted loss per diluted common share(1) totaled 1 cent, compared with earnings of 20 cents a year ago, primarily due to higher interest cost in 2012.

Because of period accounting, the 2012 quarter included an additional week of business activity, which added both revenue and cash costs in comparison with 2011. Unusual matters included a litigation settlement in 2012, and non-cash impairment charges and debt financing costs in both years.

“Lee continues very much on course as we drive strong digital growth, control costs, transform our business and rapidly pay down debt,” said Mary Junck, chairman and chief executive officer. “We enter fiscal 2013 with energy, optimism and confidence in our strategies.”

She also noted:

•
Lee has outpaced the industry average in advertising revenue performance for 36 consecutive quarters, since June 2003. New initiatives include a suite of social media products for small and midsize businesses.

•	Mobile advertising revenue reached $2.7 million for the year, an increase of 150%, contributing to digital revenue growth of 9.7% in 2012.

•	Digital subscriptions have been introduced in many of Lee's 51 markets over the last year, and substantially all will be completed by December.

•
Lee reduced cash costs approximately 4.6% in 2012 on a comparable 52-week basis, exceeding previous forecasts. Since 2007 Lee has eliminated nearly one-third of cash costs of its continuing operations, totaling nearly $256 million.

•	Operating cash flow margin(2) for the year increased to 22.9% from 22.4% a year ago.

•	The divestiture of the North County Times in California for $11.95 million in October 2012 represented a multiple of 17 times its operating cash flow(2) for the previous 12 months.

•	Debt payments totaled $60.7 million during 2012, and $18.6 million has been paid since the end of the fiscal year, putting Lee more than a year ahead of projections in reducing debt.

•	Bill Masterson Jr., newly appointed vice president for publishing and publisher of The Times of Northwest Indiana, has been chosen by Editor & Publisher as its Publisher of the Year.

FOURTH QUARTER OPERATING RESULTS(4)

Operating revenue for the 14 weeks ended September 30, 2012 totaled $180.3 million, an increase of 2.6% compared with the 13 weeks ended September 25, 2011. Combined print and digital advertising revenue increased 0.8% to $124.7 million, with retail advertising up 2.6%, classified down 0.1% and national down 10.5%. Combined print and digital classified employment revenue decreased 1.9%, while automotive increased 2.7%, real estate decreased 5.6% and other classified increased 1.4%. Digital advertising revenue on a stand-alone basis increased 9.2% to $16.2 million. Print advertising revenue on a stand-alone basis decreased 0.3%. Circulation revenue increased 3.6%. Excluding the additional week of operations in 2012, total revenue decreased approximately 4.5%.

Operating expenses, excluding depreciation, amortization and unusual matters, increased 2.9%. Compensation increased 3.7%, with the average number of full-time equivalent employees down 7.1%. Newsprint and ink expense decreased 0.6%, a result of a reduction in newsprint volume of 2.1%. Other operating expenses increased 2.9%. Excluding the additional week of operations in 2012, operating expenses excluding depreciation, amortization and unusual matters decreased approximately 3.3%.

Operating cash flow increased 1.6% from a year ago to $39.9 million. Operating cash flow margin decreased to 22.1% from 22.4% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized operating income of $24.2 million in the current year quarter, compared with $6.1 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased 88.3%, due to higher interest rates on debt and a $2.8 million litigation settlement. Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $7.7 million, compared with a loss of $8.8 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include a litigation settlement in 2012, and non-cash impairment charges and debt financing costs in both years. The following table summarizes the impact from unusual matters on loss attributable to Lee Enterprises, Incorporated and loss per diluted common share. Per share amounts may not add due to rounding.

			Quarter Ended
	September 30 2012		September 25 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Loss attributable to Lee Enterprises, Incorporated, as reported	(7,721)	(0.15)	(8,820)	(0.20)
Adjustments:
Impairment of goodwill and other assets, including TNI Partners	1,388		17,714
Debt financing and reorganization costs	1,869		2,698
Litigation settlement	2,802		—
Unusual matters related to discontinued operations	3,614		4
Other, net	1,626		2,771
	11,299		23,187
Income tax effect of adjustments, net, and unusual tax matters	(3,912)		(5,448)
	7,387	0.14	17,739	0.39
Income (loss) attributable to Lee Enterprises, Incorporated, as adjusted	(334)	(0.01)	8,919	0.20

AUDIENCES

Lee's websites and mobile and tablet products attracted 22.8 million unique visitors in the month of September 2012, an increase of 10.1% from a year ago. Mobile page views in September increased 146% to 53.6 million.

Total average circulation of Lee's 51 daily newspapers was 1.2 million daily and 1.4 million Sunday for the six-month Audit Bureau of Circulations Fas-Fax period ended September 2012, representing declines of 5.8% daily and 7.3% Sunday compared with the previous year.

The Lee Enterprises Audience Report for January-June 2012 showed that Lee's print and digital products reach 82% of adults weekly in its top 11 markets. The total is statistically unchanged overall over the last five years, although digital-only audiences have increased and print audiences have declined. In the 2012 period, 38% of local adults read the printed newspaper but did not access digital products, compared with 43% in 2011, while 20% both read the printed newspaper and also access digital products, compared with 16% in 2011. In 2012, 9% of local adults said they use the company's digital products exclusively, compared with 8% in 2011. In both years, 15% said they don't "read" the newspaper but "use" it to access advertising and other information. The independently conducted research involves more than 15,000 random interviews each year and carries a margin of error of less than one percentage point. Tables with additional details are available at lee.net/audience.

YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for the 53 weeks ended September 30, 2012, totaled $710.5 million, a decrease of 2.3% compared with the 52 weeks ended September 25, 2011. Combined print and digital advertising revenue decreased 4.2% to $495.9 million, with retail advertising down 2.9%, classified down 5.6% and national down 7.8%. Combined print and digital classified employment revenue decreased 0.6%, while automotive decreased 2.8%, real estate decreased 12.0% and other classified decreased 8.2%. Digital advertising revenue on a stand-alone basis increased 9.7% to $63.4 million. Print advertising revenue on a stand-alone basis decreased 5.9%. Circulation revenue increased 1.5%. Excluding the additional week of operations in 2012, total revenue decreased approximately 4.0%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 3.1%. Compensation decreased 2.5%, with the average number of full-time equivalent employees down 7.2%. Newsprint and ink expense decreased 7.5%, a result of a reduction in newsprint volume of 6.3%. Other operating expenses decreased 2.8%. Excluding the additional week of operations in 2012, operating expenses, excluding depreciation, amortization and unusual matters, decreased approximately 4.6%.

Operating cash flow decreased 0.1% from a year ago to $162.9 million. Operating cash flow margin increased to 22.9% from 22.4% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $102.8 million in the current year, compared with an operating loss of $101.3 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased 36.9%, due to higher interest rates on debt. The company also recognized $37.8 million of reorganization costs in 2012. Loss attributable to Lee Enterprises, Incorporated for the year totaled $21.3 million, compared with a loss of $146.9 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

Unusual matters affecting year-over-year comparisons include reorganization costs and a litigation settlement in 2012, curtailment gains in 2011, and non-cash impairment charges and debt financing costs in both years. The following table summarizes the impact from unusual matters on loss attributable to Lee Enterprises, Incorporated and loss per diluted common share. Per share amounts may not add due to rounding.

			Year Ended
	September 30 2012		September 25 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Loss attributable to Lee Enterprises, Incorporated, as reported	(21,265)	(0.43)	(146,868)	(3.27)
Adjustments:
Curtailment gains	—		(16,137)
Impairment of goodwill and other assets, including TNI Partners	1,388		217,039
Debt financing and reorganization costs	45,378		12,612
Litigation settlement	2,802		—
Unusual matters related to discontinued operations	4,145		311
Other, net	4,789		5,502
	58,502		219,327
Income tax effect of adjustments, net, and other unusual tax matters	(20,940)		(40,779)
	37,562	0.76	178,548	3.98
Income attributable to Lee Enterprises, Incorporated, as adjusted	16,297	0.33	31,680	0.71

DEBT AND FREE CASH FLOW

Debt was reduced $10.2 million in the quarter and $48.4 million for the year. Payments totaling $60.7 million year to date were offset by $12.3 million of non-cash fees in the form of additional debt granted to lenders upon the refinancing of the company's debt in January 2012. Additional payments totaling $18.6 million have been made since the end of the fiscal year. Free cash flow from continuing operations(3) totaled $14.6 million for the quarter, compared with $14.4 million a year ago. An increase in interest expense in the current year quarter adversely impacted free cash flow. Free cash flow in the 53 weeks ended September 2012 totaled $54.3 million, net of $32.3 million of debt financing and reorganization costs paid. Liquidity at the end of the quarter totaled $43.9 million, compared to required debt payments of $17.4 million in the next 12 months.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 47 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 22.8 million unique visitors in September 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarter Ended			Year Ended
(Thousands of Dollars and Shares, Except Per Share Data)	Sept 30 2012	Sept 25 2011	Percent Change	Sept 30 2012	Sept 25 2011	Percent Change

Advertising revenue:
Retail	75,733	73,804	2.6	306,085	315,072	(2.9)
Classified:
Employment	9,647	9,831	(1.9)	37,079	37,286	(0.6)
Automotive	10,009	9,748	2.7	39,062	40,169	(2.8)
Real estate	5,622	5,956	(5.6)	20,942	23,794	(12.0)
All other	14,368	14,163	1.4	52,301	56,974	(8.2)
Total classified	39,646	39,698	(0.1)	149,384	158,223	(5.6)
National	6,326	7,068	(10.5)	29,173	31,639	(7.8)
Niche publications	2,959	3,113	(4.9)	11,230	12,414	(9.5)
Total advertising revenue	124,664	123,683	0.8	495,872	517,348	(4.2)
Circulation	45,240	43,688	3.6	174,747	172,245	1.5
Commercial printing	3,347	2,522	32.7	12,768	11,303	13.0
Other	7,092	5,922	19.8	27,099	26,423	2.6
Total operating revenue	180,343	175,815	2.6	710,486	727,319	(2.3)
Operating expenses:
Compensation	69,187	66,735	3.7	276,379	283,527	(2.5)
Newsprint and ink	13,114	13,198	(0.6)	52,003	56,191	(7.5)
Other operating expenses	56,644	55,072	2.9	214,570	220,656	(2.8)
Workforce adjustments	1,470	1,508	(2.5)	4,640	3,922	18.3
	140,415	136,513	2.9	547,592	564,296	(3.0)
Operating cash flow	39,928	39,302	1.6	162,894	163,023	(0.1)
Depreciation	5,730	6,280	(8.8)	23,620	25,833	(8.6)
Amortization	9,865	10,942	(9.8)	42,297	44,473	(4.9)
Impairment of goodwill and other assets	1,388	17,114	(91.9)	1,388	204,439	(99.3)
Curtailment gains	—	—	NM	—	16,137	NM
Equity in earnings of associated companies	1,229	1,073	14.5	7,231	6,151	17.6
Reduction of investment in TNI Partners	—	(100)	NM	—	11,900	NM
Operating income (loss)	24,174	6,139	NM	102,820	(101,334)	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	Quarter Ended			Year Ended
(Thousands of Dollars and Shares, Except Per Share Data)	Sept 30 2012	Sept 25 2011	Percent Change	Sept 30 2012	Sept 25 2011	Percent Change

Non-operating income (expense):
Financial income	123	118	4.2	236	296	(20.3)
Financial expense	(25,546)	(12,896)	98.1	(83,078)	(52,696)	57.7
Debt financing costs	(42)	(2,698)	(98.4)	(2,823)	(12,612)	(77.6)
Other, net	(2,533)	611	NM	(2,533)	595	NM
	(27,998)	(14,865)	88.3	(88,198)	(64,417)	36.9
Income (loss) before reorganization costs and income taxes	(3,824)	(8,726)	(56.2)	14,622	(165,751)	NM
Reorganization costs	148	—	NM	37,765	—	NM
Loss before income taxes	(3,972)	(8,726)	(54.5)	(23,143)	(165,751)	(86.0)
Income tax expense (benefit)	1,234	(717)	NM	(4,926)	(20,377)	(75.8)
Net loss from continuing operations	(5,206)	(8,009)	(35.0)	(18,217)	(145,374)	(87.5)
Discontinued operations, net of income taxes	(2,388)	(760)	NM	(2,649)	(1,307)	NM
Net loss	(7,594)	(8,769)	(13.4)	(20,866)	(146,681)	(85.8)
Net income attributable to non-controlling interests	(127)	(51)	NM	(399)	(187)	NM
Loss attributable to Lee Enterprises, Incorporated	(7,721)	(8,820)	(12.5)	(21,265)	(146,868)	(85.5)

Loss per common share:
Basic:
Continuing operations	(0.10)	(0.18)	(44.4)	(0.38)	(3.25)	(88.3)
Discontinued operations	(0.05)	(0.02)	NM	(0.05)	(0.03)	66.7
Net loss	(0.15)	(0.20)	(25.0)	(0.43)	(3.27)	(86.9)

Diluted:
Continuing operations	(0.10)	(0.18)	(44.4)	(0.38)	(3.25)	(88.3)
Discontinued operations	(0.05)	(0.02)	NM	(0.05)	(0.03)	66.7
Net loss	(0.15)	(0.20)	(25.0)	(0.43)	(3.27)	(86.9)

Average common shares:
Basic	52,076	44,958		49,261	44,847
Diluted	52,076	44,958		49,261	44,847

FREE CASH FLOW FROM CONTINUING OPERATIONS

	Quarter Ended		Year Ended
(Thousands of Dollars)	Sept 30 2012	Sept 25 2011	Sept 30 2012	Sept 25 2011

Operating income (loss)	24,174	6,139	102,820	(101,334)
Depreciation and amortization	15,776	17,403	66,640	71,398
Impairment of goodwill and other assets	1,388	17,114	1,388	204,439
Curtailment gains	—	—	—	(16,137)
Reduction of investment in TNI Partners	—	(100)	—	11,900
Stock compensation	275	253	1,067	1,277
Financial income	123	118	236	296
Cash interest expense	(23,867)	(13,032)	(78,288)	(52,641)
Debt financing and reorganization costs paid	(1,074)	(7,099)	(32,300)	(11,393)
Cash income tax benefit (paid)	1,268	(2,723)	1,140	(10,462)
Non-controlling interests	(127)	(51)	(399)	(187)
Capital expenditures	(3,344)	(3,644)	(8,040)	(7,047)
Total	14,592	14,378	54,264	90,109

REVENUE BY REGION

	Quarter Ended			Year Ended
(Thousands of Dollars)	Sept 30 2012	Sept 25 2011	Percent Change	Sept 30 2012	Sept 25 2011	Percent Change

Midwest	112,357	109,168	2.9	445,483	455,074	(2.1)
Mountain West	36,213	36,178	0.1	140,719	145,599	(3.4)
West	13,212	13,393	(1.4)	52,051	56,316	(7.6)
East/Other	18,561	17,076	8.7	72,233	70,330	2.7
Total	180,343	175,815	2.6	710,486	727,319	(2.3)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	Sept 30 2012	Sept 25 2011

Cash	13,920	23,555
Restricted cash and investments	—	4,972
Debt (Principal Amount)	945,850	994,260

SELECTED STATISTICAL INFORMATION

	Quarter Ended			Year Ended
	Sept 30 2012	Sept 25 2011	Percent Change	Sept 30 2012	Sept 25 2011	Percent Change

Capital expenditures (Thousands of Dollars)	3,344	3,644	(8.2)	8,040	7,047	14.1
Newsprint volume (Tonnes)	19,118	19,523	(2.1)	76,295	81,465	(6.3)
Average full-time equivalent employees	5,048	5,436	(7.1)	5,208	5,611	(7.2)
Shares outstanding (Thousands of Shares)	52,076	44,958		49,261	44,847

NOTES

(1)
Adjusted income (loss) and adjusted earnings (loss) per common share, which are defined as loss attributable to Lee Enterprises, Incorporated and loss per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted income (loss) and adjusted earnings (loss) per common share to loss attributable to Lee Enterprises, Incorporated, and loss per common share are included in tables accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Operating cash flow, which is defined as operating income (loss) before depreciation, amortization, impairment charges, curtailment gains and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)
Free cash flow from continuing operations, which is defined as operating income (loss), plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow from continuing operations to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital, asset sales and discontinued operations are excluded.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations have been reclassified as discontinued operations for all periods presented.